Exhibit 10.5

SUBORDINATED PROMISSORY NOTE

August 18, 2015

Section 1.                                          FUNDAMENTAL PROVISIONS.

Terms not otherwise defined herein shall have the meaning provided in Annex I hereto. The following terms will be used as defined terms in this Subordinated Promissory Note (as it may be amended, modified, extended and renewed from time to time, this “Note”):

Issuer:                                                                                                            Houlihan Lokey, Inc., a Delaware corporation (“Issuer”).

Holder:                                                                                                       HLHZ Holding Company, LLC, a Delaware limited liability company

Principal Amount:                                             USD $45,000,000.00 (“Principal Amount”).

Section 2.                                          PROMISE TO PAY.

The Issuer promises to pay to the order of Holder, in accordance with the payment procedure set forth herein, the outstanding Principal Amount, together with accrued interest from the date of disbursement on the unpaid principal balance at the applicable Interest Rate.

Section 3.                                          INTEREST; PAYMENTS.

(a)                                 Subject to the terms and conditions of Section 12 and except as otherwise set forth herein, the Note shall bear interest on the unpaid principal amount hereof from the date made through repayment hereof (whether by acceleration or otherwise) at the Interest Rate.  Interest on the Note shall accrue on a daily basis.  Interest will be calculated daily on the basis of a 360-day year comprised of twelve 30 day months.  In computing interest on the Note, the date of the issuance of the Note shall be excluded and the date of repayment of the Note (including the repayment of any portion of the Note) shall be included.  On (i) each Interest Payment Date prior to the Maturity Date and (ii) the Maturity Date, the Issuer shall pay and discharge in cash the interest accrued on the outstanding Principal Amount.

(b)                                 The Principal Amount of the Note will be payable in installments of USD $7,500,000.00 payable on each Payment Date, commencing on June 30, 2016; provided that in the event of any optional prepayment, the amount of such payments shall be reduced in accordance with Section 4.

(c)                                  If any payment of principal and interest or any other amount payable hereunder is not paid when due, whether on an Interest Payment Date, a Payment Date, the Maturity Date or any earlier date as a result of acceleration of this Note after Default, then the amount then due and unpaid shall thereafter bear interest until paid at a rate (“Default Interest Rate”) per annum (based on a 360-day year, comprised of twelve 30 day months) equal to the applicable Interest Rate plus two percent (2%) per annum, and such accrued interest at the Default Interest Rate shall, subject to the terms and conditions of Section 12, be due and payable by the Issuer on demand by Holder.

(d)                                 The Issuer shall make payment of all unpaid principal, interest, and any other amounts due hereunder on the Maturity Date, in immediately available funds, not later than 12:00 noon (New York time) (or such later time as Holder shall agree). If any payment of principal and interest to be made by the Issuer hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing the interest in such payment.

(e)                                  Except as specifically hereinafter set forth, all payments made by the Issuer under this Note shall be made by wire transfer to the account listed below for Holder, or at such other place as Holder designates to the Issuer, in immediately available funds, not later than 12:00 noon, New York time (or such later time as Holder shall agree) on the date such payment is required to be made.

To Holder:

The Bank of Tokyo-Mitsubishi UFJ Trust Company
ABA No. 0260-0968-7
Account Number 310 062 381
For the account of ORIX USA Corporation

Section 4.                                          OPTIONAL PREPAYMENT.

Subject to the terms and conditions of Section 12, the Issuer may optionally prepay the Note in whole or in part (in integral multiples of $100,000 or such lesser amount as Holder shall agree), without premium or penalty, at any time and from time to time by providing Holder notice of optional prepayment. Any such prepayment shall be applied to reduce scheduled installments of principal in inverse order of maturity.

Section 5.                                          LAWFUL MONEY.

Principal and interest are payable in lawful money of the United States of America.

Section 6.                                          APPLICATION OF PAYMENTS.

Absent the occurrence of an Event of Default hereunder, any payments received by Holder pursuant to the terms hereof shall be applied first to sums, other than principal and interest due Holder hereunder, second to the accrued and unpaid interest due hereunder and the balance, if any, to the payment of principal. Any payments received by the Holder hereof during the continuation of an Event of Default shall be applied to the amounts specified in this Section 6 in such order as Holder may, in its sole discretion, elect.

Section 7.                                          RESERVED.

Section 8.                                          REPRESENTATIONS AND WARRANTIES.

Issuer represents and warrants to Holder that:

(a)                                 Due Organization .  It is duly formed and validly existing, and is in good standing under the laws of its jurisdiction of organization.

(b)                                 Authority.  It has the power and authority to execute and deliver the Note and to perform its obligations hereunder.  The execution, delivery and performance of the Note and the consummation of the transactions contemplated hereby have been duly authorized by all of its necessary corporate or similar action, and no other action or proceeding on its part or on the part of its members is necessary to authorize the execution or delivery the Note and consummation of the transactions contemplated hereby.  The Note has been duly and validly executed and delivered by the Issuer.

(c)                                  Binding Effect.  The Note constitutes a valid and binding obligation, enforceable against it in accordance with the terms hereof subject to applicable bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity.

(d)                                 No Conflicts or Default.  Its execution, delivery and performance of the Note do not and will not result in a breach or violation of, or constitute a default under, any of the terms and provisions of its organizational documents, any material law applicable to the Issuer or, except as could not reasonably be expected to result in a Material Adverse Effect on the Issuer or on its ability to perform its obligations under the Note, any agreement to which the Issuer is a party.

(e)                                  Compliance with Laws and Agreements.  The Issuer is in compliance with (a) all applicable laws and all judgments, decrees and orders of any governmental authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Issuer or on its ability to perform its obligations under the Note.

Section 9.                                          COVENANTS.

(a)                                 Payment and Performance of Note Obligations. The Issuer covenants and agrees that, from the date hereof until the Discharge of Obligations with respect to the Note, it shall pay and perform all Note Obligations arising under, and in accordance with, the terms of the Note.

(b)                                 Tax Matters.

(i)                                     If the Issuer shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder such sum shall be increased as may be necessary so that, after making all such deductions, Holder receive an amount equal to the sum it would have received had no such deduction for Covered Taxes been made.  If the Issuer shall be required by law to deduct or withhold any taxes other than Covered Taxes from or in respect of any sum payable hereunder, Holder shall be treated for all purposes of this Note as having received any such amounts so deducted or withheld.

(ii)                                  If Holder is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Note, Holder shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding or to determine whether or not Holder is subject to backup withholding or information reporting requirements, including, without limitation, an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8.

(iii)                               If a payment made to Holder under this Note would be subject to U.S. federal withholding tax imposed by FATCA if Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Holder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that Holder has complied with Holder’s obligations under FATCA or to determine the amount to deduct and withholding from such payment.

(c)                                  Continuation of Business and Maintenance of Corporate Existence and Licenses. The Issuer covenants and agrees that, from the date hereof until the Discharge of Obligations with respect to the Note, it shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, their existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Dividends and Other Payments in Respect of Equity Interests. The Issuer covenants and agrees that, from the date hereof until the Discharge of Obligations with respect to the Note, (i) during the continuance of an Event of Default, or (ii) if any payments required to have been made pursuant to Section 3(b) have not been made, in each case it shall not (a) declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding, return any equity to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, Obligations or securities to its equity holders as such, or (b) permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of the Issuer or any warrants, rights or options to acquire such equity interests.  This section 9(d) shall not restrict the payment of the IPO Dividend.

Section 10.                                   EVENTS OF DEFAULT.  The occurrence of any of the following events shall constitute an “Event of Default”.

(a)                                 Payment under Note. The Issuer shall fail to make payment of any principal or interest or fee when due under this Note, or a default shall be made in the payment of any other portion of the Note Obligations as and when the same shall be due and payable, and such failure or default shall continue for three (3) days after notice to the Issuer from Holder (it being understood that the failure of the Issuer to make any such payment as a result of a prohibition thereon under Section 12 shall not constitute an Event of Default).

(b)                                 Observance of Terms under Note. A default in the due observance or performance of any term, covenant, condition or agreement on the part of the Issuer to be observed or performed pursuant to the terms of this Note, if such default (other than a default with respect to the payment of any amount due to Holder) shall have occurred and continued for fifteen (15) days after notice to the Issuer from Holder.

(c)                                  Voluntary Actions. The Issuer or any Significant Subsidiary of the Issuer shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or any of its properties or assets; (ii) admit in writing the inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) suffer an order for relief to be entered against it or be declared to be insolvent; or (v) file a voluntary petition in bankruptcy, or a petition seeking reorganization or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken by the Issuer or any Significant Subsidiary of the Issuer for the purpose of effecting any of the foregoing.

(d)                                 Involuntary Actions. The expiration of sixty (60) days after the filing of any involuntary petition against the Issuer or any Significant Subsidiary of the Issuer seeking relief under the Bankruptcy Code, without the petition being dismissed prior to that time, or an order, judgment or decree shall be entered, without the application, approval or consent of the Issuer or Significant Subsidiary of the Issuer by any court of competent jurisdiction approving a petition seeking a reorganization of the Issuer or any Significant Subsidiary or of all or a substantial part of the properties or assets of the Issuer or any Significant Subsidiary of the Issuer or appointing a receiver, trustee or liquidator of the Issuer or any Significant Subsidiary of the Issuer and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days or more.

(e)                                  Cross Acceleration. (i) The Issuer shall fail to pay any principal of, premium or interest on or any other amount payable in respect of the Senior Debt Obligations at the maturity thereof, and such failure shall continue after the applicable grace period, if any, specified in the Senior Debt Documents; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to the Senior Debt Obligations and shall continue after the applicable grace period, if any, specified in the Senior Debt Documents, if the effect of such event or condition is to accelerate the maturity of the Senior Debt Obligations or otherwise to cause the Senior Debt Obligations to mature; or the Senior Debt Obligations shall be declared to be due and payable or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease the Senior Debt Obligations shall be required to be made, in each case under this clause (ii) prior to the stated maturity thereof, in each case other than by a regularly scheduled required prepayment, mandatory prepayment or redemption of all or any portion of the Senior Debt Obligations.

Section 11.                                   REMEDIES.

(a)                                 If an Event of Default specified in Section 10(c) or 10(d) of this Note occurs, then, subject to the terms and conditions set forth in Section 12, the entire balance of principal together with all accrued interest thereon, and all other Note Obligations payable by the Issuer hereunder shall become immediately due and payable, both as to principal and interest.

(b)                                 If any Event of Default other than the Events of Default referred to in Section 10(a) of this Note occurs, then, subject to the terms and conditions set forth in Section 12, at any time thereafter during the continuance of such Event of Default, at the option of the Holder hereof, Holder may, by written notice to the Issuer, declare immediately due and payable the entire balance of principal together with all accrued interest thereon, and all other Note Obligations payable by the Issuer under the Note.

Section 12.                                   SUBORDINATION.

(a)                                 Restriction on Payments.  Prior to the Final Discharge Date, the Issuer shall not, and the Issuer shall procure that none of its Subsidiaries will, make any payment of any Note Obligation hereunder at any time unless the making or receipt of that payment is permitted under Section 12(b).

(b)                                 Permitted Payments.

(i)                                     Subject to Section 12(b)(ii) and to the extent permitted by all applicable Senior Debt Documents, the Issuer may make payments in respect of the Note Obligations (whether principal, interest or otherwise) from time to time when due, and Holder may accept or agree to accept such payments at any time.

(ii)                                  Notwithstanding the foregoing, no payment in respect of the Note Obligations described in Section 12(b)(i) above may be made if (i) such payment would result in a breach of any Senior Debt Document or (ii) an event of default under any Senior Debt Document has occurred and is continuing (for the avoidance of doubt, after the expiration of all applicable cure or grace periods), unless, solely in the case of clause (ii) above, (x) the prior consent of each applicable Senior Agent is obtained or (y) such payment occurs in connection with the payment of any Senior Debt Obligations on the Final Discharge Date.

(c)                                  Payment Obligations Continue.  The Issuer shall not be released from the liability to make any payment (including of Default Interest, which shall continue to accrue) in relation to any Note Obligations by the operation of Section 12(a) and Section 12(b) even if the Issuer’s obligation to make that payment is restricted at any time by the terms of either of those Sections (it being understood that the failure of the Issuer to make any such payment as a result of a prohibition thereon under Section 12 shall not constitute an Event of Default).

(d)                                 Restriction on Enforcement.  Holder hereby agrees that until the Final Discharge  Date:

(i)                                     It shall not, without the prior written consent of the Senior Agents, commence, or join or participate in, any Enforcement Action.

(ii)                                  In the event (i) any event of default under any Senior Debt Document then exists or would result from such payment on the Note Obligations, or (ii) Holder receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Note Obligations in violation of the terms of the Senior Debt Documents, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Note Obligations or which has been received by Holder shall be held in trust by Holder for the benefit of the Senior Debt Parties and shall forthwith be paid or delivered directly to the applicable Senior Agents for application to the payment of the Senior Debt Obligations (after giving effect to the relative payment priorities of such Senior Debt Obligations), to the extent necessary to make payment in full in cash of all sums due under the Senior Debt Obligations remaining unpaid and not cash collateralized after giving effect to any concurrent payment or distribution to the Senior Agents or the Senior Debt Parties. In any such event, the Senior Agents may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Note Obligations. Notwithstanding the foregoing, if one or more events of default shall exist under the Senior Debt Documents, the Senior Agents may agree in writing that payments may be made with respect to the Note Obligations which would otherwise be prohibited pursuant to this Agreement.

(iii)                               If Holder shall acquire by grant, indemnification, subrogation or otherwise, any lien or other interest in any of the assets or properties of the Issuer or any subsidiary thereof, such lien or other interest shall be subordinate in right of payment to the Senior Debt Obligations and any liens in respect of the Senior Debt Obligations as provided herein, and Holder hereby waives any and all rights it may acquire by subrogation or otherwise to any lien in respect of the Senior Debt Obligations or any portion thereof until such time as the Final Discharge Date shall have occurred.  In the event that a lien described in this subsection (iii) exists, until the Final Discharge Date, the Senior Agents are granted a power of attorney to execute any and all documentation necessary to release such lien and any filings perfecting such lien.

(iv)                              If, at any time, all or part of any payment with respect to Senior Debt Obligations theretofore made (whether by the Issuer, any affiliate or subsidiary thereof or any other person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Debt Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Issuer or such other persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(v)                                 Holder waives any marshalling rights with respect to the Senior Debt Parties in any Insolvency or Liquidation Proceeding.

(e)                                  Guarantees and Security.  Any payments made to, or received by, Holder in respect of any guaranty or security in support of the Note Obligations shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under the Note Obligations. To the extent that the Issuer or any of its subsidiaries provides a guaranty or any security in support of any Note Obligations, Holder will cause each such person to become a party hereto (if such person is not already a party hereto) promptly after the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 12(e) will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Note Obligations, whether or not the person furnishing such guarantee or security is a party hereto).

(f)                                   Prohibited Payments.  Holder hereby acknowledges and agrees that no payments will be accepted by it in respect of the Note Obligations (unless promptly turned over to the Senior Agents as contemplated by Section 12(d) above), to the extent such payments would be prohibited under any Senior Debt Obligations (or the Senior Debt Documents).

(g)                                  Subordination.

(i)                                     Anything to the contrary notwithstanding, all Note Obligations shall be subordinate and junior in right of payment, to the extent and in the manner herein set forth, to the prior payment in full, in cash, and performance of all Senior Debt Obligations. The foregoing shall apply notwithstanding the availability of collateral to the Senior Debt Parties or the holders of Note  Obligations or the actual date and time of execution, delivery, recordation, filing or perfection of any liens granted with respect to the Senior Debt Obligations, or the lien or priority of payment thereof, and in any instance wherein the Senior Debt Obligations or any claim for the Senior Debt Obligations is subordinated, avoided or disallowed, in whole or in part, under any debtor relief law. In the event of an Insolvency or Liquidation Proceeding with respect to the Issuer, (i) the lenders or holders of any Senior Debt Obligations shall be entitled to the Discharge of Obligations with respect to the Senior Debt Obligations before Holder is entitled to receive any payment on account of any Note Obligations, (ii) the lenders or holders of any Senior Debt Obligations shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any Insolvency or Liquidation Proceeding in respect of any Note Obligations, (iii) until the Final Discharge Date, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which Holder would be entitled, except for payments permitted under Section 12(b), shall be paid or delivered by Holder directly to the Senior Agents for application in accordance with the Senior Debt Documents, (iv) Holder shall execute, verify, deliver and file any proofs of claim in respect of the Note Obligations requested by any Senior Agent in connection with any such Insolvency or Liquidation Proceeding and hereby irrevocably authorizes, empowers and appoints each Senior Agent as its agent and attorney-in-fact (and to the extent required by applicable law, grant a power of attorney to the Senior Agents on such terms as the Senior Agents may reasonably require) to execute, verify, deliver and file such proofs of claim upon the failure of Holder to do so prior to 15 days before the expiration of the time to file any such proof of claim; provided that (x) no Senior Agent shall have an obligation to execute, verify, deliver, file and vote any such proof of claim and (y) if a Senior Agent is not entitled to execute, verify, deliver, file or vote any such proof of claim and a Senior Agent requests Holder or Issuer to take that action, Holder or Issuer shall take that action itself in accordance with the instructions of such Senior Agent.  In the event that a Senior Agent votes any claim in accordance with the authority granted hereby, Holder shall not be entitled to change or withdraw such vote.

(ii)                                  In any Insolvency or Liquidation Proceeding relating to the Issuer, Holder agrees that the lenders or holders of Senior Debt Obligations shall be entitled to the Discharge of Obligations with respect to the Senior Debt Obligations (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding and any premium stated to be payable) before Holder receives payment of any amount in respect of the Note Obligations.  No right of the Senior Agents to enforce the subordination of the Issuer’s obligations hereunder may be impaired by any act or failure to act by the Issuer or Holder or by the failure of the Issuer or the Holder to comply with the terms of this Note.  No failure or delay on the part of any party hereto or any holder of Senior Debt Obligations in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  If the Issuer or Holder violates any of the terms of this Section 12, in addition to any remedies in law, equity or otherwise, each Senior Agent may restrain such violation in any court of law and may interpose this Note as a defense in any action by Holder.  Holder hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Note, in the event Holder fails to comply with its obligations hereunder, the Senior Agents shall have the right to obtain specific performance of the obligations of Holder, injunctive relief or such other equitable relief as may be available. Holder hereby acknowledges that the Senior Agents and the holders of the Senior Debt Obligations are intended third party beneficiaries of this Section 12 and shall be entitled to enforce the same against Holder, the Issuer or any guarantor of the Note Obligations.

(iii)                               If payment hereunder is accelerated because of an Event of Default, Holder will promptly notify the Senior Agents of the acceleration.  The provisions of this Section 12, the interest rate for the Note Obligations and the repayment terms of this Note may not be amended or modified without the written consent of the Senior Agents; provided that without such consent of the Senior Agents, the interest rate may be reduced and the payment terms of the Note Obligations may be modified to reduce or extend any amortization or otherwise relax the terms, conditions and covenants set forth in the Note.  Until the Final Discharge Date, without the written consent of the Senior Agents, the Note may not be modified to add any covenants or obligations or to amend the covenants and obligations of the Issuer in a manner which is more restrictive to the Issuer than as set forth in the Note as of the date hereof.

Section 13.                                   WAIVER.

The Issuer, endorsers, guarantors and sureties of this Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for herein) and expressly agree that, without in any way affecting the liability of the Issuer, endorsers, guarantors or sureties, the Holder hereof may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify this Note, accept additional security, release any Person liable, and release any security or guaranty. The Issuer, endorsers, guarantors and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

Section 14.                                   RESERVED.

Section 15.                                   ATTORNEYS’ FEES.

If this Note is not paid when due or if any Event of Default occurs, the Issuer promises to pay all costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including without limitation, all such costs incurred in connection with any bankruptcy, receivership or other court proceedings, whether at the trial or appellate level).

Section 16.                                   SEVERABILITY.

If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

Section 17.                                   NUMBER AND GENDER.

In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

Section 18.                                   HEADINGS.

Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not part of this Note.

Section 19.                                   NOTICES.

(a)                                 Any notice or other communication required or permitted to be given or made under this Note (i) shall be in writing, (ii) shall refer specifically to this Note, (iii) may be delivered by (A) hand delivery, (B) First Class U.S. Mail (regular, certified, registered or expedited delivery), (C) Federal Express or UPS Overnight, or other nationally recognized delivery service, (D) fax, or (E) e-mail or other electronic transmission, and (iv) shall be delivered or transmitted to the appropriate address as set forth in clause (b) below.

(b)                                 Each notice or other communication shall be delivered or addressed to a party at its address set forth below. A party’s address for notice may be changed from time-to-time only by notice given to the other party.

If to Holder:

ORIX USA Corporation

1717 Main Street, Suite 900

Dallas, Texas 75201

Attention: Treasury

Fax Number: Fax (214) 237-2018

Email Address: treasury@orix.com

If to the Issuer:

Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

Attention: Senior Vice President, Finance

Email Address: etaniguchi@HL.com

Section 20.                                   APPLICABLE LAW.

This Note and the transactions contemplated thereby are being executed and delivered and are intended to be performed in the State of New York, and shall be construed in accordance with and governed by the local laws of the State of New York, and enforceable in the federal and state courts in the State of New York.  EACH PARTY HERETO WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE OR ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 21.                                   NON WAIVER.

Neither any failure nor any delay on the part of Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege, nor shall any course of dealing between the Issuer and Holder operate as a waiver of any right or rights of Holder.

Section 22.                                   MODIFICATION, AMENDMENT, ETC.

No modification, amendment or waiver of any provision of this Note, nor consent to any departure by the Issuer, shall in any event be effective unless the same shall be in writing and signed by Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in the same, similar or other circumstance.

Section 23.                                   COUNTERPARTS.

This Note may be executed in two or more counterparts, each of which shall constitute but one agreement. This Note shall be effective when counterparts which, when taken together, bear the signature (including execution by facsimile) of all parties hereto, shall have been delivered to and received by Holder and the Issuer.

Section 24.                                   INTEGRATION.

This Note contains the complete understanding and agreement of the Holder hereof and the Issuer and supersedes all prior representations, warranties, agreements, arrangements, understandings and negotiations.

Section 25.                                   BINDING EFFECT; ASSIGNMENTS.

This Note will be binding upon, and inure the benefit of, the Holder hereof, the Issuer, and their respective successors and assigns. The Issuer may not delegate its obligations under this Note.  Holder may not assign or otherwise transfer any of its rights or obligations hereunder without the written consent of the Issuer.  The Issuer hereby consents to the transfer of this Note, first to Fram and then to ORIX USA and/or its Affiliates, in each case in order to effect the IPO Dividend.

Section 26.                                   SURVIVAL.

The representations, warranties and covenants of the Issuer in this Note shall survive the execution and delivery of this Note.

Section 27.                                   RIGHT TO DEFEND.

Holder shall have the right, at the sole cost and expense of the Issuer, to appear in or defend any action or proceeding in which named or joined or otherwise purporting to affect the rights or duties of the parties hereunder and in connection therewith recover from the Issuer all necessary costs and expenses (including reasonable attorneys’ fees), with counsel reasonably satisfactory to Holder.

Section 28.                                   INDEMNIFICATION.

The Issuer hereby protects, indemnifies, defends and holds harmless Holder from and against any and all liability, expense or damage of any kind or nature from any suits, claims or demands, including reasonable attorneys’ fees and expenses, on account of any matter or thing, whether in suit or not, arising out of this Note and the transactions contemplated hereby, other than taxes (which shall be governed exclusively by Section 9(b) hereof). The parties hereto recognize that no indemnity is intended to indemnify a Person’s gross negligence, unexcused failure to perform or unlawful acts.

Section 29.                                   INTEREST RATE LIMITATION.

The Issuer hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Note, including, without limitation, any fees to be paid by the Issuer pursuant to the provisions of the Note. Holder and the Issuer agree that none of the terms and provisions contained herein shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of New York. In such event, if Holder shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate of this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of New York, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the Holder, be credited to the payment of other amounts payable under the Note or returned to the Issuer. All agreements between the Issuer and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permitted under law. If, from any circumstances whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Loan such excess shall be refunded to the Issuer. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal of the Note (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

Holder:

HLHZ HOLDING COMPANY, LLC, a Delaware limited liability company

By:	FRAM HOLDINGS, Inc.,
its sole member

By:	/s/ Paul E. Wilson
	Name:	Paul E. Wilson
	Title:	Chief Financial Officer

ISSUER:

HOULIHAN LOKEY, INC., a Delaware corporation

By:	s/ J. Lindsey Alley
	Name:	J. Lindsey Alley
	Title:	Chief Financial Officer

ANNEX A

GLOSSARY OF DEFINED TERMS

In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following words and terms shall have the meaning set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any similar federal, state or foreign law for the relief of debtors affecting the rights of creditors generally.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, common stock, preferred stock, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Taxes” means any tax of any kind, but excluding (a) franchise taxes, branch profits and taxes imposed on or measured by the net income or receipts of Holder under the law of any jurisdiction, (b) any such withholding tax that is in effect and would apply to a payment to Holder at the time Holder becomes a party to this Agreement, (c) taxes attributable to Holder’s failure to comply with Section 9(b)(ii) or Section 9(b)(iii) and (d) any withholding taxes imposed under FATCA.

“Default” means any of the events or circumstances specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Interest Rate” is defined in Section 3(c).

“Discharge of Obligations” means, with respect to any Obligations (other than contingent or indemnification obligations not yet due and payable and for which no claim has been made or asserted), (a) the full cash payment thereof, including any interest, fees, premium and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding) and (b) the termination or expiration of all commitments, in each case, in accordance with the applicable debt documents.

“Enforcement Action” means in relation to the Note Obligations:

(a)                                 the acceleration of any Note Obligations or the making of any declaration that any Note Obligations are prematurely due and payable;

(b)                                 the making of any declaration that any Note Obligations are payable on demand;

(c)                                  the making of a demand in relation to a Note Obligation that is payable on demand (other than a demand made by Holder in relation to any Note Obligations which are on-demand Note Obligations to the extent that any resulting payment would be permitted under Section 12(b));

(d)                                 the exercise of any right to require the Issuer or any affiliate or subsidiary thereof to acquire any Note Obligations (including exercising any put or call option against any such affiliate or subsidiary for the redemption or purchase of any such Note Obligations);

(e)                                  the exercise of any right of set-off or recoupment, bankers’ lien, account combination or payment netting against the Issuer or any affiliate or subsidiary thereof in respect of any Note Obligations other than the exercise of any such right which is otherwise expressly permitted under or not prohibited by the Senior Debt Documents to the extent that the exercise of that right gives effect to a payment permitted under Section 12(b);

(f)                                   the suing for, commencing or joining of any legal or arbitration proceedings against the Issuer or any affiliate or subsidiary thereof to recover any Note Obligations; and

(g)                                  any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking any action to enforce the obligation of the Issuer or any affiliate or subsidiary thereof to pay any amounts relating to any Note Obligations or the taking of any other enforcement action against any asset or property of the Issuer or any such affiliate or subsidiary.

“Equity Interests” means, with respect to any Person, shares in (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares in (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Event of Default” means any of the events or circumstances specified in Section 10 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Final Discharge Date” means the date on which the Discharge of Obligations with respect to the Senior Debt Obligations shall have occurred.

“Fram” means Fram Holdings, Inc., a Delaware corporation.

“FRAM Notes” means the promissory notes issued pursuant to the Third Amended and Restated Stockholders Agreement dated as of February 17, 2009, by and among Fram, ORIX USA Corporation, and the Holders identified therein.

“HLHZ” means HLHZ Holding Company, LLC, a Delaware limited liability company.

“Holder” means HLHZ Holding Company, LLC, a Delaware limited liability company, together with its successors and assigns.

“IPO Dividend” means the dividends and distributions payable, on the date hereof, (a) by the Issuer to HLHZ, (b) by HLHZ to Fram and (c) by Fram to the holders of record of Fram’s common stock as of the “open of business” on the day prior to the day of pricing of the Issuer’s initial public offering and any dividends, distributions or other transfers of this Note that occur on the date hereof in connection therewith.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any debtor relief law with respect to the Issuer or any Significant Subsidiary of the Issuer, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, administration, administrative receivership, liquidation, reorganization, dissolution or other similar case or proceeding or declaration of a moratorium in any applicable jurisdiction with respect to the Issuer or any Significant Subsidiary of the Issuer or with respect to any of its assets or (c) any liquidation, dissolution, reorganization or winding up of the Issuer or any Significant Subsidiary of the Issuer whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and including the passing of a resolution or making of an order for any of the foregoing. Notwithstanding the foregoing, any liquidation, dissolution, reorganization, consolidation or other transaction that is permitted by a Senior Debt Document shall not be deemed to be an “Insolvency or Liquidation Proceeding.”

“Interest Payment Date” means each June 30, September 30, December 31, and March 31, commencing September 30, 2015, and continuing until the payment in full of all Note Obligations.

“Interest Period” means (a) initially, the period commencing on the date hereof and ending on September 30, 2015; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the third calendar month thereafter; provided that, in each of the case of clauses (a) and (b), (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the date on which the Note Obligations hereunder is repaid in full.

“Interest Rate” means a rate per annum equal to the London Interbank Offer Rate (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service) as the London interbank offered rate for deposits in Dollars for a three month term at approximately 11:00 a.m. on the date which is two (2) Business Days prior to the commencement of the applicable Interest Period, plus 165 basis points.

“Issuer” is defined in Section 1.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of the Issuer and its Subsidiaries, taken as a whole; (b) the rights and remedies of the Holder under the Note or (c) the ability of the Issuer to perform its Note Obligations.

“Maturity Date” means the date that is the second anniversary of the date hereof.

“Note” is defined in Section 1.

“Note Obligations” means all Obligations of every nature of the Issuer now or hereafter existing under or arising out of or in connection with this Note, together with all extensions or renewals thereof, whether for principal, interest, any fees, any costs, expenses, damages, indemnities, taxes, payments otherwise contemplated, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Holder as a preference, fraudulent transfer, transfer at under value or otherwise (including interest that, but for the filing of a petition in bankruptcy or insolvency with respect to the Issuer, would accrue on such obligations, whether or not a claim is allowed against the Issuer for such amounts in the related bankruptcy or insolvency proceeding).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under Bankruptcy Law.

“Payment Date” means each June 30, September 30, December 31, and March 31, commencing June 30, 2016, and continuing until the payment in full of all Note Obligations.

“Person” means an individual, a partnership, a company, a limited liability company, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity.

“Principal Amount” is defined in Section 1.

“Senior Agent” means the administrative agent, trustee or collateral agent appointed under any Senior Debt Document and shall specifically include Bank of America, N.A. in its capacity as the Lender under the Senior Credit Agreement.

“Senior Credit Agreement” means the $75,000,000 senior credit facility to be entered into in connection with the Issuer’s public offering, by and among Houlihan Lokey, Inc., as borrower, and Bank of America, N.A., as the lender thereunder, as it may be amended, amended and restated, replaced or refinanced from time to time.

“Senior Debt Documents” shall mean any documents governing the terms of Senior Debt Obligations.

“Senior Debt Obligations” means the Issuer’s Obligations under the Senior Credit Agreement and any other indenture, agreement or instrument evidencing indebtedness for borrowed money, unless the indenture, agreement or instrument under which such indebtedness is incurred provides that it is (a) on parity with or subordinated in right of payment to this Note, or (b) subordinated in right of payment to the obligations under the Senior Credit Agreement, provided that in no case shall the FRAM Notes constitute Senior Debt Obligations.

“Senior Debt Parties” means each Person party to the Senior Debt Documents as a lender, and shall include, without limitation, the lender parties to the Senior Credit Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as it may be amended from time to time.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).